EXHIBIT 99.1

1606 Corp. Receives Overwhelming Response to ChatCBDW BETA Program

SEATTLE, WA -- November 7th, 2023 -- PR news wire -- 1606 Corp. (OTC Pink:CBDW) is thrilled to announce that the company has received a tremendous response from CBD retailers and the company is now in the process of onboarding the ten (10) merchants who will be taking part in the BETA test of ChatCBDW. This marks a pivotal moment in 1606’s journey to bring cutting-edge AI technology to the world of e-commerce.

The top priority is to onboard merchants and create revenue streams. In collaboration with Cool Blue Distribution, the company has opened the doors for 10 online retailers to test ChatCBDW's product recommendation features and AI-driven conversation flow. What's more, each new client who integrates ChatCBDW into their e-commerce site can personalize the bot with their own name, color scheme, and fine-tune individual responses which the company has begun doing for BETA test merchants.

"The team has moved quickly, and we're headed in a great direction. Beginning the onboarding of our qualified BETA merchants just days after the launch is very exciting and a testament to all of our hard work, but we're not stopping here. With invaluable feedback from our BETA test merchants, we will establish a robust standard operation procedure (SOP) for onboarding and embark on marketing to 800+ clients of Cool Blue Distribution'', said Greg Lambrecht CEO and Chairman of 1606 Corp.

1606 is fully committed to delivering exceptional performance through AI driven Chatbot technology, and the recent partnership with these outstanding merchants ensures that 1606 can provide the highest level of customer engagement for customers moving forward. ChatCBDW is already a conversational powerhouse by currently offering conversational accuracy and impressive product recommendations, which form the foundation for future developments.

As 1606 moves forward, the insights gathered from the BETA test merchants will pave the way for upcoming features such as analytics, IP tracking, CRM integration, and many more. Monetizing the potential of ChatCBDW is a top priority for the company, and management is making significant progress based on the business plan.

Ready to experience the future of e-commerce? Visit our website at www.cbdw.ai and try ChatCBDW for yourself! Join us as we revolutionize the way businesses engage with their customers

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About ChatCBDW:

Our chatbot was crafted using Microsoft Azure by AR XTLabs, a leading developer in the AI space. ChatCBDW is a proprietary bot seamlessly integrated with ChatGPT, a state-of-the-art language model developed by OpenAI. This integration empowers ChatCBDW with natural language processing (NLP) and machine learning capabilities, resulting in lifelike conversations and intelligent product recommendations. It's designed to boost sales, educate audiences about products, and provide valuable insights into customer preferences and behavior, all of which contribute to efficient inventory management. Our chat technology is further enhanced through a patent-pending process that tailors product recommendations to merchant specifications.

Industry Information

The global artificial intelligence market has seen remarkable growth, valued at $428 billion in 2022 and projected to reach $2.25 trillion by 2030. With a compound annual growth rate (CAGR) ranging from 33.2% to 38.1%, AI's global impact is undeniable, with as many as 97 million individuals expected to work in the AI sector by 2025, according to fortunebusinessinsights.com.

SOURCE 1606 Corp

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